For immediate release

MILLER ENERGY DECLARES CASH DIVIDENDS ON ITS SERIES B, SERIES C AND SERIES D PREFERRED STOCK

KNOXVILLE, Tenn. - (January 31, 2014) - Miller Energy Resources, Inc. (the “Company”) (NYSE: MILL) announced today that its Board of Directors has declared a semi-annual cash dividend payment on the Company’s Series B Redeemable Preferred Stock (“Series B Preferred Stock”), a quarterly cash dividend payment on the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”) and a quarterly cash dividend payment on the Company’s 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”).

As March 1, 2014 is not a business day, in accordance with the Company’s charter, the dividends on the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be payable on March 3, 2014 to holders of record at the close of business on February 17, 2014.
The semi-annual payment on Series B Preferred Stock will be approximately $5.95 per share, which is equivalent to an annualized yield of 12% per share, based on the $100.00 per share stated value, accruing from September 1, 2013 through February 28, 2014.
The quarterly payment on the Series C Preferred Stock will be $0.671875 per share, which is equivalent to an annualized yield of 10.75% per share, based on the $25.00 per share stated liquidation preference, accruing from December 1, 2013 through February 28, 2014. The Series C Preferred Stock is listed on the New York Stock Exchange and trades under the symbol “MILLprC.”
The quarterly payment on the Series D Preferred Stock will be $0.65625 per share, which is equivalent to an annualized yield of 10.5% per share, based on the $25.00 per share stated liquidation preference, accruing from December 1, 2013 through February 28, 2014. The Series D Preferred Stock is listed on the New York Stock Exchange and trades under the symbol “MILLprD.”
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company’s common stock is listed on the NYSE under the symbol MILL.

For more information, please contact the following:

Derek Gradwell
MZ Group
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us